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                                                                   EXHIBIT 99.10



                   FIFTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                                 GENENTECH, INC.


         THIS FIFTH AMENDMENT, dated as of the ninth day of November, 1997, by and between Fidelity Management Trust Company (the "Trustee") and Genentech, Inc. (the "Sponsor");


                                   WITNESSETH:

         WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 1991, with regard to the Genentech, Inc. Tax Reduction Investment Plan (the "Plan") and subsequently amended said Trust Agreement as of May 1, 1994, December 1, 1995, May 8, 1996 and April 1, 1997; and

         WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 15 thereof;

         NOW, THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:

         (1) Effective January 1, 1998, amending Section 1 by inserting a new definition of "Excess Flex Credits" immediately after the definition of "ERISA" to read as follows:

                  "Excess Flex Credits" shall mean as to any Member who is a participant in the Sponsor's cafeteria plan (within the meaning of Section 125 of the Code)("GenenFlex") the amounts contributed under the Plan by the Employers, pursuant to the Member's election under GenenFlex to have any excess Flex Credits (as defined in GenenFlex) contributed to his or her GenenFlex Account.

         (2) Effective January 1, 1998, amending and restating the definition of "Matching Contributions" in Section 1 to read as follows:

                  "Matching Contributions" shall mean as to each Member the
              amounts contributed under the Plan by the Employers, excluding Salary Deferrals, Excess Flex Credits and rollover contributions, in accordance with the Plan.



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         (3)  Effective May 8, 1996, amending and restating the definition of
              "Plan" in section 1 to read as follows:

                  "Plan" shall mean the Genentech, Inc. Tax Reduction Investment
              Plan (May 8, 1996 Restatement), as heretofore or hereafter amended from time to time.

         (4) Effective January 1, 1998, amending the second sentence of Section 2 by inserting the phrase "Excess Flex Credits" immediately after the phrase "Salary Deferrals".

         (5) Effective January 1, 1998, amending and restating the second and third sentences of Section 3 to read as follows:

                  "Any obligation to contribute Salary Deferrals, Excess Flex
              Credits and/or Matching Contributions under the Plan or this Agreement after initial qualification is hereby conditioned upon the deductibility of such Salary Deferrals, Excess Flex Credits and/or Matching Contributions under Section 404(a) of the code. That portion of any Salary Deferral, Excess Flex Credit or Matching Contribution which is contributed or made by reason of a good faith mistake of fact, or by reason of a good faith mistake in determining the deductibility of such portion, shall be returned to the Employers as promptly as practicable, but not later than (1) year after the contribution was made or the deduction was disallowed (as the case may be).

         (6) Effective January 1, 1993, amending Section 4(a)(iii) by deleting the phrase "section 402(a)(5)" therefrom and substituting the phrase "section 402(c)" therefor.

         (7) Effective January 1, 1998, amending the last sentence of Section 4(a) by (a) deleting the phrase "four (4)" therefrom and substituting the phrase "five (5)" therefor; and (b) inserting the following new clause "(ii)" and renumbering all subsequent clauses accordingly:

                  (ii) a "GenenFlex Account" to which the Trustee at the
              direction of the Administrator or Committee shall contribute all Excess Flex Credits elected by the Member to be paid to the Trust and invested and



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              reinvested by the Trustee at the direction of the Member, in accordance with the Plan and this Agreement.

         (8) Effective May 8, 1996, amending and restating Section 5(d)(as redesignated by the Third Amendment to the Trust Agreement) to read as follows:

                  (d) Payments. Any disbursement, payment or distribution from such portion of a Member's Account as is not invested in the Stock fund (as defined in Section 6(e)) shall be made in the form of a single lump sum payment of cash (or its equivalent) equal to the balance credited to such portion of the Account as of the relevant Valuation date (as defined herein below for the purposes of this Section). Any disbursement, payment or distribution from such portion of a Member's Account as is invested in Stock Fund as of the Valuation Date shall be made in the form of a single lump sum payment (i) such whole number of shares of Sponsor Stock as is equivalent in value to the full value of the units of the Stock Fund then credited to such portion of the Account; (ii) cash (or its equivalent) equal in value to the full value of the units of the Stock Fund then credited to such portion of the Account; or
              (iii) a combination of both, as elected by the distributee. If shares of Sponsor Stock are to be distributed pursuant to the preceding sentence, only full shares shall be distributed and cash (or its equivalent), equal in value to the remaining value of units shall be distributed in lieu of any fractional share. The Trustee shall make all disbursements, payments and distributions in Sponsor Stock in accordance with the provisions of the Plan as instructed by the Administrator or Committee. For purposes of this Section, the Valuation Date shall be the date on which occur the transactions required to effectuate the liquidation of the assets of the Account (whether later distributed as cash or Sponsor Stock or both).

         (9) Effective January 1, 1998, amending and restating the third bullet under the "Administration" section of Schedule "A" to read as follows:

                  * Maintenance of the following subaccounts for each Member:



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                  - Salary Deferral Account
                  - GenenFlex Account
                  - Matching Account
                  - Rollover Account
                  - Loan Account

         (10) Effective October 1, 1997, amending Schedule "A" by adding, at no extra charge, the following new services for Member of the Plan:
              Fidelity's NetBenefits online account access services.

         (11) Effective October 1, 1997, amending Schedule "B" by replacing the existing Schedule "B" with the new Schedule "B", which is attached hereto and incorporated into the Trust Agreement by this reference.

         IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first above-written.



GENENTECH, INC.                             FIDELITY MANAGEMENT TRUST COMPANY




By: /s/ LOUIS J. LAVIGNE, JR.  11/6/97      By: /s/ AUTHORIZED SIGNATORY 12/1/97
    ----------------------------------          --------------------------------
                                Date            Vice President            Date



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                                  SCHEDULE "B"

                                  FEE SCHEDULE
                           (EFFECTIVE OCTOBER 1, 1997)



Annual Participant Fee:    $0 per participant*, billed and payable quarterly;
                           provided, however, that any fee increase shall be effected only in accordance with Section 15 of the Trust Agreement.

Enrollments by Phone:      $5.00 per non-active employee residing on Fidelity's
                           participant recordkeeping system.

Member Loan Fee:           Establishment fee of $35.00 per loan account; annual
                           fee of $15.00 per loan account.

Sponsor Loan Fee:          $50.00 loan set-up fee per loan account (this fee
                           shall be paid by the Member, Fidelity will credit the fee back to the Sponsor).

Withdrawals by Phone:      $15.00 per withdrawal.

- Other Fees: separate charges for optional non discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions or from errors not caused by Fidelity, or for reports not contemplated in this Agreement. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to the Trustee.

- This Fee, if any, will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a participant's account(s) as part of the Plan's records, e.g., vested, deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for 1099-R reporting purposes.


TRUSTEE FEE



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-    To the extent that assets are invested in Sponsor Stock, 0.10% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter's last valuation date, but no less than $10,000 nor more than $35,000 per year.

Note: These fees have been negotiated and accepted based on the following Plan characteristics: current plan assets of $161 million, current participation of 3,065 participants, current stock assets of $9.1 million, total Fidelity Managed Mutual Fund assets of $141.7 million and projected net cash flows of $13.9 million per year. Any fee increases hereunder shall be effected only in accordance with Section 15 of the Trust Agreement. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels. Fees also have been based on the use of up to 12 investment options, and such fees will be subject to revision if additional investment options are added.



GENENTECH, INC.                             FIDELITY MANAGEMENT TRUST COMPANY




By: /s/ LOUIS J. LAVIGNE, JR.  11/6/97      By: /s/ AUTHORIZED SIGNATORY 12/1/97
    -----------------------------           --------------------------------
                           Date             Vice President            Date



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